                                                                      Exhibit 12


                       RATIO OF EARNINGS TO FIXED CHARGES


                       Thirty-Nine Weeks Ended                 Fiscal Year Ended
                       -----------------------                 -----------------
                      February 22,  February 23,   May 25, May 26, May 28, May 29,May 30,
                         1998          1997         1997    1996    1995   1994    1993
                         ----          ----         ----    ----    ----   ----    ----
Ratio of Earnings
  to Fixed Charges       5.76          7.48         6.54    6.94   4.10    6.18    8.62


For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations, plus pretax earnings or losses of joint ventures plus fixed charges (net of capitalized interest). Fixed charges represent interest (whether expensed or capitalized) and one-third (the proportion deemed representative of the interest factor) of rents of continuing operations.